Exhibit 21

SUBSIDIARIES OF REGISTRANT

Jurisdiction of
Name	Organization

AMREP Corporation (Registrant)	Oklahoma
American Republic Investment Co.	Delaware
AMREP Southwest Inc.	New Mexico
Outer Rim Investments, Inc.	New Mexico
Two Commerce LLC	Florida
AMREPCO Inc.	Colorado
El Dorado at Santa Fe, Inc.	New Mexico
Kable Media Services, Inc.	Delaware
Kable News Company, Inc.	Illinois
Kable Fulfillment Services, Inc.	Delaware
Kable Distribution Services of Canada, Ltd.	Ontario, Canada
Kable Distribution Services, Inc.	Delaware
Kable News International, Inc.	Delaware
Palm Coast Data Holdco, Inc.	Delaware
Palm Coast Data LLC	Delaware
Kable Specialty Packaging Services LLC	Delaware
Kable Staffing Resources LLC	Delaware
El Dorado Utilities, Inc.	New Mexico